Exhibit 3.3

CERTIFICATE OF FORMATION

OF

LEINER HEALTH PRODUCTS, LLC

This Certificate of Formation of Leiner Health Products, LLC (the “Company”), dated February 26, 2002, is being duly executed and filed by Robert M. Kaminski, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is LEINER HEALTH PRODUCTS, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Robert M. Kaminski
Robert M. Kaminski
Authorized Person

CONSENT TO USE OF NAME

Leiner Health Products Inc., a corporation organized under the laws of the State of Delaware, hereby consents to the organization of Leiner Health Products, LLC in the State of Delaware.

IN WITNESS WHEREOF, the said corporation has caused this consent to be executed by its Chief Executive Officer this 27th day of February, 2002.

LEINER HEALTH PRODUCTS INC.

By:	/s/ Robert M. Kaminski
Name: Robert M. Kaminski
Title: Chief Executive Officer